UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2014 (May 19, 2014)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2014, the Board of Directors of KMG Chemicals, Inc., voted to add James F. Gentilcore to the Board of Directors. His term will expire at the Annual Stockholders Meeting in 2014. There are no understandings or arrangements between Mr. Gentilcore and any other person by which he was selected as a director.

Mr. Gentilcore was appointed to the Nominating and Governance Committee and the Risk Oversight Committee.

Mr. Gentilcore and the Company will enter into the form of indemnification agreements that we have with our directors. Those agreements provide, among other things, that we will indemnify each director in the event that he becomes a party or otherwise a participant in any action or proceeding on account of his service as a director (or service for another entity in any capacity at our request) to the fullest extent permitted by applicable law. Under each indemnification agreement, we have agreed to pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by each director in defending or otherwise responding to such action or proceeding. We have agreed to advance funds to the directors prior to the incurrence of such expenses in order that they may timely pay such expenses as they arise. The indemnification agreements provide for procedures to determine whether the directors have satisfied the applicable standards of conduct that would entitle them to indemnification, which procedures include a presumption that the directors have met such standard of conduct. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under our articles of incorporation and bylaws (each as amended from time to time) and applicable law. A copy of the form of the indemnification agreement is annexed as an exhibit to our Current Report on Form 8-K that we filed March 3, 2014.

A copy of the Press Release issued by the Company on May 21, 2014 to announce Mr. Gentilcore’s election is included as Exhibit 99.1 to this report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Exhibit

99.1	Press Release dated May 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	Date: May 22, 2014
Name:	Roger C. Jackson
Title:	Vice President & General Counsel.